EXHIBIT 4(a)

R J LENDING, INC.

Issuer

and

LEVIN, TANNENBAUM, WOLFF,
BAND, GATES & PUGH, P.A.

Trustee

FIRST ADDENDUM TO
RESTATED INDENTURE and CUSTODY AGREEMENT

Dated as of April 1, 2002

$10,000,000
Aggregate Principal Amount
Secured Promissory Notes
First Series

THIS FIRST ADDENDUM is made to the RESTATED INDENTURE and CUSTODY AGREEMENT dated as of April 1, 2002, between R J LENDING, INC., a Florida corporation (“Corporation”) and LEVIN, TANNENBAUM, WOLFF, BAND, GATES & PUGH, P.A. in Sarasota, Florida (“Trustee”).

The Corporation and the Trustee wish to make certain modifications and amendments to the referenced Restated Indenture and Custody Agreement (the “Agreement”) by means of this First Addendum. Except as modified and amended by this First Addendum, all terms and provisions of the Agreement remain as set forth therein.

Section 3.02 of the Agreement is deleted in its entirety and the following substituted therefor:

Section 3.02.    Execution and Issuance.

Two Officers or an Officer and an Assistant Secretary shall sign the Notes for the Corporation by original or facsimile signature. The Corporation’s seal shall be reproduced on the Notes. The aggregate principal amount of Notes outstanding at any time under this Agreement may not exceed $10,000,000 as adjusted and reduced by the outstanding principal amount of outstanding debt securities of the Corporation issued other than under the Agreement and during the thirty-six (36) month period commencing from the first issuance of the Notes under the auspices of this Agreement as is provided in Section 304(a)(9) of the Trust Indenture Act of 1939

The effective date of this First Addendum to the Agreement is April 1, 2002.

IN WITNESS WHEREOF, the Corporation and the Trustee have caused this First Addendum to the Agreement to be signed by the President of the Corporation and the Managing Member of the Trustee this 15th day of November, 2002

R J LENDING, INC.

By:	/s/ RONALD SHENKIN
Ronald Shenkin, President

LEVIN, TANNENBAUM, WOLFF, BAND, GATES & PUGH, P.L

By:	/s/ JEROME S. LEVIN
Managing Member